CONSENT OF EXPERT

October 15, 2015

VIA EDGAR

United States Securities and Exchange Commission

Re:	Northern Dynasty Minerals Ltd. (the "Company")
Registration Statement on Form F-3 dated October 15, 2015 (the “Registration Statement”)

I, Eric Titley, P.Geo., hereby consent to the use of my name in connection with reference to my involvement in the preparation of the following technical report (the "Technical Report"):

•	2014 Technical Report On The Pebble Project, Southwest Alaska, effective December 31, 2014.

and to references to the Technical Report, or portions thereof, in the Registration Statement and to the inclusion and incorporation by reference of the information derived from the Technical Report related to me in the Registration Statement.

Yours truly,

/s/ Eric Titley
Eric Titley, P.Geo.